Bravo Brio Restaurant Group, Inc. Reports
Fourth Quarter & Full Year 2015 Financial Results;
Company Provides Full Year 2016 Outlook

Columbus, Ohio - February 23, 2016 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 and 52 week periods ended December 27, 2015 and provided its outlook for the full year 2016.

Selected Highlights for the Fourth Quarter 2015 Compared to the Fourth Quarter 2014:

▪	Revenues increased 0.6% to $107.3 million from $106.6 million.

▪	Total comparable restaurant sales decreased 4.6%.

▪	Comparable restaurant sales decreased 5.2% at BRAVO! and decreased 4.3% at BRIO.

▪	Restaurant-level operating profit decreased 0.3% to $17.3 million from $17.4 million.

▪	The Company incurred a non-cash charge of $10.2 million related to the impairment of six restaurants as compared to no impairment charge in the prior year period.

▪	GAAP net loss was $2.7 million, or $0.18 per diluted share, compared to GAAP net income of $3.8 million, or $0.20 per diluted share.

▪
Adjusted net income was $3.6 million, or $0.23 per diluted share, compared to adjusted net income of $4.2 million, or $0.22 per diluted share. Please see the reconciliation from GAAP to adjusted (non-GAAP) net income in the accompanying financial tables.

Selected Highlights for the Full Year 2015 Compared to the Full Year 2014:

▪	Revenues increased 3.8% to $424.0 million from $408.3 million.

▪	Total comparable restaurant sales decreased 2.8%.

▪	Comparable restaurant sales decreased 3.0% at BRAVO! and decreased 2.7% at BRIO.

▪	Restaurant-level operating profit increased 3.0% to $63.4 million from $61.5 million.

▪	The Company incurred a non-cash impairment charge of $10.2 million in 2015 related to the impairment of six restaurants as compared to no impairment charge in the prior year.

▪	GAAP net income was $4.6 million, or $0.29 per diluted share, compared to GAAP net income of $11.8 million, or $0.60 per diluted share.

▪
Adjusted net income was $10.9 million, or $0.68 per diluted share, compared to adjusted net income of $12.1 million, or $0.62 per diluted share. Please see the reconciliation from GAAP to adjusted (non-GAAP) net income in the accompanying financial tables.

Brian O'Malley, President and Chief Executive Officer, said, “Although we met our most recent earnings guidance, we are disappointed with our sales and traffic performance. We are now reviewing all aspects of our business including our culinary, marketing and training programs as well as conducting an evaluation of our restaurant portfolio. Our clear objective is to improve our financial performance by rebuilding sales, driving guest counts, and increasing our operating margins."

"In order to better differentiate ourselves within the upscale affordable Italian dining segment, we will elevate our culinary programs through menu innovation and will use limited time offers (LTOs) to highlight both new and classic menu items. These LTOs will run for a few weeks within each quarter and focus exclusively on items that are relevant to BRAVO! and BRIO guests. In January, we rolled out a $10.99 Fall In Love All Over Again with Italian classic combinations at BRAVO! and introduced a Tale of Two Risottos at BRIO.”

“We opened a BRIO in Cincinnati, Ohio and our franchise partner opened a BRIO in San Juan, Puerto Rico during the fourth quarter for a total of seven restaurant openings in 2015. This year we will open three new restaurants - a BRAVO! in Dayton, Ohio and Grand Rapids, Michigan and a BRIO in Del Amo, California.”

“Utilizing our free cash flow to reduce debt and repurchase shares remains an important component of our business strategy. During the fourth quarter, we paid down $8.2 million in debt and repurchased $4.6 million of our common shares under our $15 million share repurchase program. These steps demonstrate the tangible means we have at our disposal to return capital to shareholders,” concluded O’Malley.

Fourth Quarter 2015 Financial Results

Revenues increased $0.7 million, or 0.6%, to $107.3 million in the fourth quarter of 2015, from $106.6 million in the fourth quarter of 2014. The increase in revenues was primarily due to revenues from an additional 92 operating weeks provided by six new restaurants opened in 2015 and four new restaurants opened in the last quarter of 2014, net of one restaurant closure in the fourth quarter of 2015. Total comparable restaurant sales decreased 4.6%, attributable to an 8.2% decrease in guest counts, partially offset by a 3.6% increase in average check.

Total restaurant operating costs, which includes cost of sales, labor costs, operating costs and occupancy costs, increased $0.7 million, or 0.8%, to $90.0 million in the fourth quarter of 2015, from $89.3 million in the fourth quarter of 2014. Total restaurant-level operating profit decreased $0.1 million, or 0.3%, to $17.3 million from $17.4 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 16.1% in the fourth quarter of 2015 from 16.3% in the fourth quarter of 2014, primarily attributable to the deleveraging resulting from the comparable restaurant sales decrease in 2015 as compared to 2014, partially offset by lower commodity costs.

GAAP net loss in the fourth quarter of 2015 was $2.7 million, or $0.18 per diluted share, compared to GAAP net income of $3.8 million, or $0.20 per diluted share, in the same period last year. The Company incurred a non-cash impairment charge of $10.2 million in the fourth quarter of 2015 related to six restaurants.

On an adjusted basis, a measure that the Company believes provides additional information to facilitate year-over-year performance comparison, adjusted net income in the fourth quarter of 2015 was $3.6 million, or $0.23 per diluted share, compared to adjusted net income of $4.2 million, or $0.22 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to adjusted (non-GAAP) net income.

Fourth Quarter 2015 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 5.2% and at BRIO decreased 4.3%. Average weekly sales for BRAVO! and BRIO were $60,400 and $79,700, respectively.

During the fourth quarter of 2015, the Company opened a BRIO restaurant in Cincinnati, OH. In addition, a BRIO restaurant opened under a franchise agreement in Puerto Rico. As of December 27, 2015, the Company operated 51 BRAVO!, 64 BRIO, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant operated under a management agreement.

2016 Outlook

The Company is providing the following outlook for the 52-week period ending December 25, 2016:

▪	Revenues of $424 million to $432 million.

▪	Total comparable restaurant sales of minus 2.0% to flat.

▪	Development of three Company-operated restaurants.

▪	Pre-opening costs of $1.5 million to $2.0 million.

▪	Diluted earnings per share of $0.65 to $0.73.

▪	Capital expenditures of $12.0 million to $14.0 million.

▪	Diluted share count of approximately 15.5 million.

▪	Estimated annual tax rate of approximately 20% to 23%.

As part of a review of its restaurant portfolio, the Company expects to reinvest capital into certain existing restaurants through various reimaging initiatives and may close some underperforming restaurants, in part through lease expirations and relocations, over the next twelve to twenty-four months.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss fourth quarter and full year 2015 financial results today at 5:00 PM ET. Hosting the call will be Brian O'Malley, President and Chief Executive Officer and Jim O'Connor, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 523-1228, or for international callers (719) 457-2689. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4322566. The replay will be available until Tuesday, March 1, 2016.

The call will also be webcast live from and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations and Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 3, 2014.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP PRESENTATION WITH RECONCILIATION TO ADJUSTED
FOR THE QUARTER AND FISCAL YEAR ENDED DECEMBER 27, 2015 AND DECEMBER 28, 2014
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2015		December 28, 2014		December 27, 2015		December 28, 2014
Revenues	$107,285		$106,630		$423,994		$408,309
Costs and expenses
Cost of sales	27,037	25.2%	28,279	26.5%	106,942	25.2%	107,078	26.2%
Labor	37,622	35.1%	36,946	34.6%	151,893	35.8%	144,848	35.5%
Operating	17,123	16.0%	16,481	15.5%	69,568	16.4%	65,851	16.1%
Occupancy	8,214	7.7%	7,580	7.1%	32,226	7.6%	29,013	7.1%
General and administrative expenses	7,289	6.8%	5,874	5.5%	24,520	5.8%	22,575	5.5%
Restaurant pre-opening costs	626	0.6%	1,510	1.4%	3,009	0.7%	3,204	0.8%
Asset impairment charges	10,201	9.5%	—	—%	10,201	2.4%	—	—%
Depreciation and amortization	5,903	5.5%	5,189	4.9%	22,435	5.3%	20,288	5.0%
Total costs and expenses	114,015	106.3%	101,859	95.5%	420,794	99.2%	392,857	96.2%
(Loss)/income from operations	(6,730)	(6.3)%	4,771	4.5%	3,200	0.8%	15,452	3.8%
Interest expense, net	342	0.3%	617	0.6%	1,484	0.4%	1,347	0.3%
(Loss)/income before income taxes	(7,072)	(6.6)%	4,154	3.9%	1,716	0.4%	14,105	3.5%
Income tax (benefit)/expense	(4,370)	(4.1)%	320	0.3%	(2,864)	(0.7)%	2,283	0.6%
Net (loss)/income	$(2,702)	(2.5)%	$3,834	3.6%	$4,580	1.1%	$11,822	2.9%

Net (loss)/income per share — basic	$(0.18)		$0.21		$0.30		$0.63
Net (loss)/income per share — diluted	$(0.18)		$0.20		$0.29		$0.60
Weighted average shares outstanding — basic	15,050		18,199		15,143		18,863
Weighted average shares outstanding — diluted	15,050		19,026		15,865		19,701

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO ADJUSTED RESULTS

Write-off of unamortized loan origination fees, net of taxes	$—		$316		$—		$316
Asset impairment charge, net of taxes	6,283		—		6,283		—
Total adjustments	6,283		316		6,283		316

Adjusted net income	$3,581		$4,150		$10,863		$12,138

Net income per basic share- adjusted	$0.24		$0.23		$0.72		$0.65
Net income per diluted share- adjusted	$0.23		$0.22		$0.68		$0.62

Weighted average shares outstanding-basic	15,050		18,199		15,143		18,863
Weighted average shares outstanding-diluted	15,761		19,026		15,865		19,701

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 27, 2015 AND DECEMBER 28, 2014
(Dollars in thousands)

	December 27, 2015	December 28, 2014

Assets
Current assets
Cash and cash equivalents	$447	$427
Accounts receivable	9,617	7,079
Tenant improvement allowance receivable	286	1,613
Inventories	3,163	3,132
Deferred income taxes	3,596	3,459
Prepaid expenses and other current assets	1,859	2,179
Total current assets	18,968	17,889
Property and equipment, net	170,463	178,877
Deferred income taxes, net	54,458	50,872
Other assets, net	4,171	4,125
Total assets	$248,060	$251,763

Liabilities and Shareholders’ Equity
Current liabilities
Trade and construction payables	$16,283	$13,238
Accrued expenses	28,869	25,975
Deferred lease incentives	7,230	7,694
Deferred gift card revenue	14,728	12,783
Total current liabilities	67,110	59,690
Deferred lease incentives	59,553	59,475
Long-term debt	43,300	56,000
Other long-term liabilities	23,273	22,814

Shareholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,293,296 shares issued at December 27, 2015; and 20,177,174 shares issued at December 28, 2014	200,739	199,718
Preferred shares, no par value per share— authorized 5,000,000; and 0 shares issued and outstanding at December 27, 2015 and December 28, 2014	—	—
Treasury shares, 5,534,308 shares at December 27, 2015; and 5,083,281 shares at December 28, 2014	(77,558)	(72,997)
Retained deficit	(68,357)	(72,937)
Total shareholders’ equity	54,824	53,784
Total liabilities and shareholders’ equity	$248,060	$251,763